Exhibit 10.66

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, IRVINE SENSORS CORPORATION, a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay to LONGVIEW FUND, L.P., 600 Montgomery Street, 44th Floor, San Francisco, CA 94111, Fax: (415) 981-5301, (the “Holder”) or order, without demand, the sum of Two Million Dollars ($2,000,000.00) (“Principal Amount”), with annually compounded and unpaid interest thereon, on January 19, 2008 (the “Maturity Date”), if not sooner paid.

This Note has been entered into pursuant to the terms of a loan agreement between the Borrower and the Holder dated of even date herewith (the “Loan Agreement”), and shall be governed by the terms of such Loan Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Loan Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST; AMORTIZATION

1.1. Interest Rate. Subject to Section 5.7 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) of twelve percent (12%). Interest on the Principal Amount shall accrue from the date of this Note and shall be payable, in arrears, together with Principal as described below and on the Maturity Date when the entire unpaid Principal Amount and accrued interest shall be due and payable, whether by acceleration or otherwise.

1.2. Principal and Interest Payment. Payments made hereunder shall be made in cash and at the Holder’s discretion, shall be applied first against outstanding fees and damages, then against accrued interest on the Principal Amount and then to Principal Amount. Any Principal Amount, interest and any other sum arising under any Transaction Document that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date, accelerated or otherwise.

1.3. Default Rate. Without limitation on Holder’s other rights and remedies, upon the earliest to occur of an Event of Default (as provided in Article II), or the Maturity Date, accelerated or otherwise, the unpaid principal of all amounts due under this Note shall bear interest at a rate per annum equal to eighteen percent (18%) (the “Default Rate”).

1.4. Late Charges. If the entire amount of any required principal, interest or other payment hereunder is not paid in full within ten (10) days after the same is due, Borrower shall pay to the Holder a late fee equal to five percent (5%) of the required payment.

1.5. Miscellaneous. Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Lender’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note or the Loan Agreement when due.

2.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Loan Agreement entered into in connection with this Note or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder or is otherwise made aware of such breach.

2.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in the Loan Agreement or any statement or certificate given in writing pursuant to any Transaction Document or in connection with any Transaction Document shall be false or misleading in any material respect as of the date made, or shall failure to state any fact,, the omission of which makes the representation or warranty materially misleading.

2.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for Borrower for a substantial part of Borrower’s property or business; or such receiver or trustee shall be involuntarily appointed.

2.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of Borrower’s property or other assets for more than $100,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days.

2.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

2.7 Non-Payment. Except with respect to payments owed to Pequot or payments for professional fees, a default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $1,000,000 for more than thirty days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.

2.8 Cross Default. Except as set forth on Schedule 4(q) delivered to Holder in connection with the Loan Agreement, a default by the Borrower to the Holder and/or Alpha Capital Anstalt of a material term, covenant, warranty or undertaking of any other agreement between the Borrower and/or a Subsidiary and the Holder, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period, or except as set forth on Schedule 4(q) delivered to Holder in connection with the Loan Agreement, the occurrence of any event of default (subject to any applicable grace period) as defined in any other instrument evidencing or governing indebtedness for borrowed money in excess of, in the aggregate, $100,000, of Borrower now or hereafter outstanding; or any event or condition which gives any holder or trustee of such indebtedness for borrowed money the right to accelerate its maturity. (No provision of this Note shall be deemed a waiver of any default by Borrower under any other agreement between the Borrower and/or a Subsidiary and the Holder).

2.9 Payment of Subordinated Debt. While this Note remains outstanding, Borrower shall make any payment on any indebtedness, which by its terms is subordinate hereto, except for indebtedness with Longview and/or Alpha Capital Anstalt.

2.10 Non-Timely Delivery. Borrower’s non-timely delivery of the Class B Warrants or Continuation Shares.

ARTICLE III

OPTIONAL REDEMPTION

3. Optional Redemption of Principal Amount. Borrower has the option of prepaying all of the outstanding Principal Amount of this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred and twenty percent (120%) of such Principal Amount to be redeemed together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”). Borrower’s election to exercise its right to prepay must be by notice in writing given not later than August 8, 2007 (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not later than August 15, 2007. The Notice of Redemption shall also state the Redemption Amount and details and calculations supporting such amount. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default. A Notice of Redemption may be cancelled at the option of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred. In the event an Optional Redemption does not occur then Borrower must deliver to Holder the Class B Warrants and the Continuation Shares (which Continuation Shares shall be in lieu of a $400,000 continuation fee for continuing the term of this Note beyond August 15, 2007); and the Principal Amount of this Note shall automatically and without further action be increased by $100,000 as of August 15, 2007. Borrower shall acknowledge such increase in a written notice to be delivered to Holder not later than August 15, 2007.

ARTICLE IV

SECURITY INTEREST

4. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Holder pursuant to an Omnibus Security Interest Acknowledgement and other agreements referred to therein, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the an Omnibus Security Interest Acknowledgement and other agreements referred to therein) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under this Note, the an Omnibus Security Interest Acknowledgement and other agreements referred to therein and any other agreement to which the Borrower and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF

THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower, to: Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, CA 92650, Attn: Chief Financial Officer, telecopier: (714) 444-8773, with a copy by telecopier only to: Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA 92618, Attn: Ellen S. Bancroft, Esq., telecopier: (949) 932-3601, and (ii) if to the Holder, to: Longview Fund, L.P., 600 Montgomery Street, 44th Floor, San Francisco, CA 94111, Attn: S. Michael Rudolph, telecopier: (415) 981-5301, with an additional copy by telecopier only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier: (212) 697-3575.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

5.7 Limitation on Interest. All agreements between Borrower and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Holder in the execution, delivery and acceptance of the Note to comply in strict compliance with the laws of the State of New York and any other applicable state from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the then highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Holder.

5.8 Redemption. This Note may not be redeemed or called without the consent of the Holder except as set forth in Article III of this Note.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 19th day of July, 2007.

IRVINE SENSORS CORPORATION

By:	/s/ John C. Carson

WITNESS:

/s/ Jule Hughes

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LONGVIEW $2.0 MIL SECURED PROMISSORY NOTE]